Exhibit 99.1

**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

          First Financial Northwest, Inc.
Reports Third Quarter Net Income of $2.6 Million or $0.22 per Diluted Share
and Results of Stock Repurchase Program

Renton, Washington – October 27, 2016 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended September 30, 2016, of $2.6 million, or $0.22 per diluted share, compared to net income of $1.4 million, or $0.11 per diluted share, for the quarter ended June 30, 2016, and $2.4 million, or $0.18 per diluted share, for the quarter ended September 30, 2015. In the first nine months of 2016, net income was $5.9 million, or $0.47 per diluted share, compared to net income of $7.0 million, or $0.51 per diluted share, for the comparable period in 2015.

Net loans receivable increased $79.9 million in the quarter, to $845.9 million at September 30, 2016, from $766.0 million at June 30, 2016, and increased $171.1 million compared to $674.8 million at September 30, 2015.

"We are extremely pleased with the improved earnings that resulted from our growth of $160.9 million in loans receivable over the first nine months of the year," stated Joseph W. Kiley III, President and Chief Executive Officer. "This growth was achieved mainly through internal loan origination channels and, to a lesser extent, through purchases of loans. Specifically, we supplemented our internal loan originations by purchasing $58.3 million in commercial real estate loans during the first three quarters of 2016, consisting of a $30.0 million purchase of eight loans during the quarter ended March 31, 2016, a $19.8 million purchase of five loans during the quarter ended June 30, 2016, and an $8.5 million purchase of one loan during the quarter ended September 30, 2016. Included in these commercial real estate loan purchases were $18.1 million of commercial real estate loans secured by properties located in Washington, including the loan purchased during the quarter ended September 30, 2016, that is secured by a commercial real estate property located in Renton, Washington. The remaining balance of $40.2 million of  commercial real estate loan purchases were secured by properties located in Arizona, California, Colorado, Oregon, and Utah, reflecting our efforts to geographically diversify our loan portfolio with loans  meeting our investment and credit quality objectives," continued Kiley.

Changes in the provision for loan losses also contributed significantly to the differences in net income between periods. Specifically, the Company recorded a $900,000 provision for loan losses in the quarter ended September 30, 2016, compared to a provision for loan losses of $600,000 in the quarter ended June 30, 2016, and a recapture of provision of $700,000 in the quarter ended September 30, 2015. The provisions in the quarters ended September 30, 2016, and June 30, 2016, were due to growth in net loans receivable. The recaptures in the prior periods were due primarily to the continued credit quality improvement of the Company's loan portfolio and recoveries of amounts previously charged off. For the nine months ended September 30, 2016, the provision for loan losses totaled $1.4 million, representing a $2.7 million increase from the $1.3 million recapture of provision recorded for the nine months ended September 30, 2015.

"The provisions in the most recent two quarters related solely to the growth in our loan portfolio and did not reflect deterioration in asset quality, as our loan delinquencies and other asset quality metrics continued to remain low," stated Kiley.

"In addition, I am pleased to note the success of our recent expansion efforts. Our Mill Creek office opened on September 1, 2015, and its deposit base totaled $11.1 million at September 30, 2016. Our Edmonds office opened on March 21, 2016, and it had $11.7 million in deposits at September 30, 2016. An additional office in Renton opened on July 11, 2016, in the dynamic area known as The Landing, near the Boeing 737 plant at the south end of Lake Washington, utilizing the same successful design elements as our Mill Creek and Edmonds offices. At September 30, 2016, deposits in that office totaled $5.4 million. These new offices helped contribute to the $32.0 million growth in deposits during the quarter, including an increase of $7.9 million in noninterest bearing deposits," continued Kiley.

"During the quarter, as previously announced in August 2016, and consistent with our commitment to returning significant capital to our shareholders, we completed a self-tender offer in which we repurchased and retired approximately 1.3 million shares at a price of $14.00 per share. In addition, on September 9, 2016, our Board of Directors authorized the repurchase of up to 1.5 million shares through a repurchase plan that expires on March 17, 2017. Through October 21, 2016, the Company repurchased approximately 1.1 million shares under the plan," stated Kiley. "Finally, on October 10, 2016, an amended Schedule 13D was filed by Joseph Stilwell indicating that he and his various funds had sold their entire positions in the Company," concluded Kiley.

Highlights for the quarter ended September 30, 2016:

•	Net loans receivable increased $79.9 million or 10.4% in the quarter, to $845.9 million at September 30, 2016, from $766.0 million at June 30, 2016.
•	We repurchased 1,294,467 shares at a price of $14.00 per share through our self-tender offer, which expired on August 9, 2016.
•	We repurchased 137,500 shares of our common stock during the quarter under the share repurchase plan approved by the Board of Directors on September 9, 2016, at an average price of $14.06 per share.
•
Subsequent to quarter end and through October 21, 2016, we repurchased 980,977 shares at an average price of $14.47 per share, bringing the total shares repurchased under the plan to 1,118,477 shares at an average price of $14.42 per share. The share repurchase plan authorized the repurchase of 1.5 million shares and expires on March 17, 2017.

•	The Company's book value per share was $12.70 at September 30, 2016, compared to $12.71 at June 30, 2016, and $12.32 at September 30, 2015.
•	The Bank's Tier 1 leverage and total capital ratios at September 30, 2016, were 11.4% and 14.3%, respectively, compared to 12.0% and 15.7% at June 30, 2016, and 11.7% and 17.8% at September 30, 2015.
Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $900,000 provision for loan losses for the quarter ended September 30, 2016. The following items contributed to this provision during the quarter:

•
The Company's net loans receivable increased $79.9 million during the quarter to $845.9 million at September 30, 2016, compared to $766.0 million at June 30, 2016, and $674.8 million at September 30, 2015.

•	Delinquent loans (loans over 30 days past due) decreased to $206,000 at September 30, 2016, compared to $720,000 at June 30, 2016, and $3.5 million at September 30, 2015.
•	Nonperforming loans totaled $1.1 million at both September 30, 2016, and June 30, 2016, compared with $2.4 million at September 30, 2015.
•	Nonperforming loans as a percentage of total loans remained low at 0.12% at September 30, 2016, compared to 0.14% at June 30, 2016, and 0.35% at September 30, 2015.
The ALLL represented 1,026% of nonperforming loans and 1.28% of total loans receivable, net of undisbursed funds, at September 30, 2016, compared to 935% and 1.30%, respectively, at June 30, 2016, and 418% and 1.48%, respectively, at September 30, 2015. Nonperforming assets totaled $3.4 million at both September 30, 2016, and June 30, 2016, compared to $6.7 million at September 30, 2015. The 48.9% decline in the Company's nonperforming assets from the prior year was due primarily to sales and market value adjustments of Other Real Estate Owned ("OREO").

The following table presents a breakdown of our nonperforming assets:

	Sep 30,	Jun 30,	Sep 30,	Three Month	One Year
	2016	2016	2015	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$986	$1,019	$655	$(33)	$331
Multifamily	-	-	1,683	-	(1,683)
Consumer	87	64	91	23	(4)
Total nonperforming loans	1,073	1,083	2,429	(10)	(1,356)

OREO	2,331	2,331	4,235	(1,332)	(1,904)

Total nonperforming assets (1)	$3,404	$3,414	$6,664	$(1,344)	$(3,260)

Nonperforming assets as a percent of total assets	0.32%	0.34%	0.68%

(1)
The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 99.5% of our TDRs were performing in accordance with their restructured terms at September 30, 2016. The remaining $182,000 or 0.5% of TDRs that were nonperforming at September 30, 2016, are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at September 30, 2016:

	County
	Pierce	Kitsap	Mason	Total OREO	Number of Properties	Percent of Total OREO
	(Dollars in thousands)
OREO:
Commercial real estate (1)	$1,320	$506	$505	$2,331	5	100.0%

Total OREO	$1,320	$506	$505	$2,331	5	100.0%

(1)	Of the five properties classified as commercial real estate, two are office/retail buildings and three are undeveloped lots.

OREO remained at $2.3 million at September 30, 2016, unchanged from June 30, 2016, and down from $4.2 million at September 30, 2015, due to sales and write-downs of OREO during the preceding 12 months. We continue to actively market our OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must be classified as TDRs.

The following table presents a breakdown of our TDRs:
	Sep 30, 2016	Jun 30, 2016	Sep 30, 2015	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$182	$189	$-	$(7)	$182

Total nonperforming TDRs	182	189	-	(7)	182

Performing TDRs:
One-to-four family residential	27,268	30,116	37,221	(2,848)	(9,953)
Multifamily	1,572	1,580	1,602	(8)	(30)
Commercial real estate	4,917	4,941	7,740	(24)	(2,823)
Consumer	43	43	43	-	-

Total performing TDRs	33,800	36,680	46,606	(2,880)	(12,806)

Total TDRs	$33,982	$36,869	$46,606	$(2,887)	$(12,624)

Net interest income for the third quarter of 2016 increased to $8.9 million, compared to $8.2 million for the second quarter of 2016, and $7.7 million in the third quarter of 2015, due primarily to increases in interest income on loans receivable.

Interest income totaled $10.8 million during the quarter ended September 30, 2016, compared to $9.9 million in the quarter ended June 30, 2016, and $9.4 million in the quarter ended September 30, 2015. These increases related primarily to growth in average balances in loans receivable, including continued growth in higher yielding construction and commercial real estate loans.

Interest expense increased to $1.9 million for the quarter ended September 30, 2016, compared to $1.7 million for both the quarters ended June 30, 2016, and September 30, 2015. The higher level of interest expense in the quarter ended September 30, 2016, was primarily the result of higher average balances in outstanding deposits and Federal Home Loan Bank ("FHLB") advances that were utilized primarily to fund the growth in net loans receivable. Advances from the FHLB increased to $221.5 million at September 30, 2016, compared to $161.5 million at June 30, 2016, and $135.5 million at September 30, 2015. The average cost of FHLB borrowings declined to 0.79% at September 30, 2016, from 0.89% at June 30, 2016, and 0.95% at September 30, 2015. Balances of brokered certificates of deposit increased to $75.5 million at September 30, 2016, from $65.6 million at June 30, 2016, and $66.1 million at September 30, 2015.

Our net interest margin was 3.64% for the quarter ended September 30, 2016, compared to 3.63% for the quarter ended June 30, 2016, and 3.38% for the quarter ended September 30, 2015. The increased level in the most recent two quarters compared to the quarter ended September 30, 2015, was due primarily to an increase in average balances of loans receivable and the decline in average balances of lower yielding interest earning deposits.

Noninterest income for the quarter ended September 30, 2016, totaled $673,000, compared to $708,000 in the quarter ended June 30, 2016, and $447,000 in the quarter ended September 30, 2015. During the quarter ended June 30, 2016, the Bank replaced one of its Bank Owned Life Insurance ("BOLI") policies with a higher yielding policy that increased its income from BOLI during the subsequent quarters as compared to the quarter ended September 30, 2015.  Wealth management revenue totaled to $165,000 in the quarter ended September 30, 2016, compared to $281,000 in the quarter ended June 30, 2016 and $41,000 in the quarter ended September 30, 2015. We commenced wealth management services in May 2015. Other noninterest income increased to $225,000 in the quarter ended September 30, 2016, from $202,000 in the quarter ended June 30, 2016, and $108,000 in the quarter ended September 30, 2015. The most recent two quarters were higher than the same quarter last year due to an increase in loan related fees reflecting our increased loans originations.

Noninterest expense for the quarter ended September 30, 2016, decreased to $5.3 million from $6.1 million in the quarter ended June 30, 2016, and $5.4 million during the quarter ended September 30, 2015. Changes to the Company's unfunded commitment reserve, which is included in other general and administrative expense, contributed significantly to the changes in noninterest expense between periods, with an expense recapture of $373,000 in the quarter ended September 30, 2016, compared to a $153,000 expense in the quarter ended June 30, 2016, and $178,000 in the quarter ended September 30, 2015. This unfunded commitment reserve expense can vary significantly each quarter, based on the amount believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities, and reflects changes in the amounts that the Company has committed to fund but has not yet disbursed. The strong credit quality metrics of the Company's loan portfolio resulted in corresponding modifications in the unfunded commitment reserve calculation methodology, resulting in this recapture in the quarter ended September 30, 2016. Increases in salaries and employee benefits and occupancy and equipment expenses over the last year related to hiring staff for the new offices in the Landing in Renton, in Edmonds and Mill Creek. The efficiency ratio improved to 54.69% for the quarter ended September 30, 2016, from 68.29% for the quarter ended June 30, 2016, and 66.34% for the quarter ended September 30, 2015. The improved efficiency ratio in the most recent quarter was due in large part to the changes in the unfunded commitment reserve discussed above, along with the increase in net interest income.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its four full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Sep 30, 2016	June 30, 2016	Sep 30, 2015	Three Month Change	One Year Change

Cash on hand and in banks	$5,803	$6,051	$5,435	(4.1)%	6.8%
Interest-earning deposits	26,708	31,454	116,919	(15.1)	(77.2)
Investments available-for-sale, at fair value	133,865	136,028	125,897	(1.6)	6.3
Loans receivable, net of allowance of $11,006, $10,134, and $10,146, respectively	845,930	766,046	674,820	10.4	25.4
Premises and equipment, net	18,296	18,206	17,515	0.5	4.5
Federal Home Loan Bank ("FHLB") stock, at cost	10,031	7,631	6,537	31.5	53.4
Accrued interest receivable	3,378	3,158	3,072	7.0	10.0
Deferred tax assets, net	3,053	3,438	5,216	(11.2)	(41.5)
Other real estate owned ("OREO")	2,331	2,331	4,235	0.0	(45.0)
Bank owned life insurance ("BOLI"), net	23,950	23,700	23,145	1.1	3.5
Prepaid expenses and other assets	1,353	1,193	1,278	13.4	5.9
Total assets	$1,074,698	$999,236	$984,069	7.6%	9.2%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$33,060	$25,137	$30,081	31.5%	9.9%
Interest-bearing deposits	659,111	635,073	634,986	3.8	3.8
Total Deposits	692,171	660,210	665,067	4.8	4.1
Advances from the FHLB	221,500	161,500	135,500	37.2	63.5
Advance payments from borrowers for taxes and insurance	3,752	2,144	2,939	75.0	27.7
Accrued interest payable	116	114	142	1.8	(18.3)
Other liabilities	6,105	5,813	5,466	5.0	11.7
Total liabilities	923,644	829,781	809,114	11.3%	14.2%

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding
11,898,149 shares at September 30, 2016, 13,327,916 shares at June 30, 2016, 14,199,667 shares at September 30, 2015	119	133	142	(10.5)	(16.2)
Additional paid-in capital	111,066	131,312	141,625	(15.4)	(21.6)
Retained earnings, substantially restricted	46,569	44,640	41,543	4.3	12.1
Accumulated other comprehensive loss, net of tax	71	423	(455)	(83.2)	115.6
Unearned Employee Stock Ownership Plan shares	(6,771)	(7,053)	(7,900)	4.0	14.3
Total stockholders' equity	151,054	169,455	174,955	(10.9)	(13.7)
Total liabilities and stockholders' equity	$1,074,698	$999,236	$984,069	7.6%	9.2%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Sep 30, 2016	Jun 30, 2016	Sep 30, 2015	Three Month Change	One Year Change
Interest income
Loans, including fees	$9,967	$9,048	$8,698	10.2%	14.6%
Investments available-for-sale	792	757	578	4.6	37.0
Interest-earning deposits with banks	38	47	67	(19.1)	(43.3)
Dividends on FHLB Stock	45	44	15	2.3	200.0
Total interest income	10,842	9,896	9,358	9.6	15.9
Interest expense
Deposits	1,545	1,441	1,369	7.2	12.9
FHLB advances	363	272	325	33.5	11.7
Total interest expense	1,908	1,713	1,694	11.4	12.6
Net interest income	8,934	8,183	7,664	9.2	16.6
Provision (recapture of provision) for loan losses	900	600	(700)	50.0	(228.6)
Net interest income after provision (recapture of provision) for loan losses	8,034	7,583	8,364	5.9	(3.9)

Noninterest income
Net gain on sale of investments	33	-	85	n/a	(61.2)
BOLI income	251	225	213	11.6	17.8
Wealth management revenue	165	281	41	(41.3)	302.4
Other	224	202	108	10.9	107.4
Total noninterest income	673	708	447	(4.9)	50.6

Noninterest expense
Salaries and employee benefits	3,821	3,841	3,488	(0.5)	9.5
Occupancy and equipment	467	488	387	(4.3)	20.7
Professional fees	458	561	472	(18.4)	(3.0)
Data processing	259	251	176	3.2	47.2
Loss (gain) on sale of OREO property, net	-	89	-	(100.0)	n/a
OREO market value adjustments	-	-	-	-	-
OREO related (recoveries) expenses, net	(11)	(14)	24	(21.4)	(145.8)
Regulatory assessments	82	117	119	(29.9)	(31.1)
Insurance and bond premiums	86	86	89	0.0	(3.4)
Marketing	67	40	103	67.5	(35.0)
Other general and administrative	25	613	523	(95.9)	(95.2)
Total noninterest expense	5,254	6,072	5,381	(13.5)	(2.4)
Income before federal income tax provision	3,453	2,219	3,430	55.6	0.7
Federal income tax provision	847	779	984	8.7	(13.9)
Net income	$2,606	$1,440	$2,446	81.0%	6.5%

Basic earnings per share	$0.22	$0.12	$0.18
Diluted earnings per share	$0.22	$0.11	$0.18
Weighted average number of common shares outstanding	11,859,683	12,390,234	13,372,573
Weighted average number of diluted shares outstanding	12,011,952	12,530,720	13,528,322

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended
	Sep 30,
	2016	2015	One Year Change
Interest income
Loans, including fees	$27,742	$25,932	7.0%
Investments available-for-sale	2,224	1,585	40.3
Interest-earning deposits with banks	198	196	1.0
Dividends on FHLB Stock	136	20	580.0
Total interest income	30,300	27,733	9.3
Interest expense
Deposits	4,469	4,016	11.3
FHLB advances	933	963	(3.1)
Total interest expense	5,402	4,979	8.5
Net interest income	24,898	22,754	9.4
Provision (recapture of provision) for loan losses	1,400	(1,300)	(207.7)
Net interest income after provision (recapture of provision) for loan losses	23,498	24,054	(2.3)

Noninterest income
Net gain on sale of investments	33	85	(61.2)
BOLI	641	369	73.7
Wealth management revenue	656	64	925.0
Other	531	377	40.8
Total noninterest income	1,861	895	107.9

Noninterest expense
Salaries and employee benefits	11,436	10,153	12.6
Occupancy and equipment	1,463	1,039	40.8
Professional fees	1,487	1,284	15.8
Data processing	700	523	33.8
Loss (gain) on sale of OREO property, net	87	(531)	(116.4)
OREO market value adjustments	257	5	5,040.0
OREO related (recoveries) expenses, net	(45)	17	(364.7)
Regulatory assessments	319	351	(9.1)
Insurance and bond premiums	260	270	(3.7)
Marketing	145	190	(23.7)
Other general and administrative	990	1,244	(20.4)
Total noninterest expense	17,099	14,545	17.6
Income before federal income tax provision	8,260	10,404	(20.6)
Federal income tax provision	2,389	3,361	(28.9)
Net income	$5,871	$7,043	(16.6)%

Basic earnings per share	$0.47	$0.51
Diluted earnings per share	$0.47	$0.51
Weighted average number of common shares outstanding	12,329,815	13,719,522
Weighted average number of diluted shares outstanding	12,481,379	13,878,549

The following table presents a breakdown of our loan portfolio (unaudited):
	Sep 30, 2016		Jun 30, 2016		Sep 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Multifamily:
Micro-unit apartments	$7,914	0.9%	$7,949	0.9%	$5,042	0.7%
Other multifamily	127,500	13.7	124,240	14.7	108,399	14.9
Total Multifamily	135,414	14.6%	132,189	15.6%	113,441	15.6%

Non-residential:
Office	104,448	11.3%	97,375	11.5%	80,131	11.0%
Retail	128,561	13.9	95,649	11.3	78,270	10.8
Mobile home park	23,120	2.5	23,290	2.8	23,798	3.3
Warehouse	15,399	1.7	15,479	1.8	18,049	2.5
Storage	34,988	3.8	38,130	4.5	39,917	5.5
Other non-residential	22,688	2.4	15,526	1.8	5,394	0.7
Total non-residential	329,204	35.6%	285,449	33.7%	245,559	33.8%

Construction/land development: (2)
One-to-four family residential	64,444	6.9%	65,590	7.7%	32,287	4.4%
Multifamily	98,796	10.6	77,281	9.1	48,711	6.7
Commercial	-	0.0	-	0.0	4,300	0.6
Land development	31,709	3.4	22,595	2.7	14,531	2.0
Total construction/land development	194,949	20.9%	165,466	19.5%	99,829	13.7%

One-to-four family residential:
Owner occupied	148,304	16.0%	146,762	17.3%	148,742	20.5%
Non-owner occupied	105,277	11.3	103,692	12.3	105,088	14.5
Total one-to-four family residential	253,581	27.3%	250,454	29.6%	253,830	35.0%

Business	8,023	0.9%	7,208	0.9%	6,973	1.0%
Consumer	6,526	0.7	6,333	0.7	6,655	0.9
Total loans	927,697	100.0%	847,099	100.0%	726,287	100.0%
Less:
Loans in Process ("LIP")	68,492		68,979		38,611
Deferred loan fees, net	2,269		1,940		2,710
ALLL	11,006		10,134		10,146
Loans receivable, net	$845,930		$766,046		$674,820

Concentrations of credit: (1)
Construction loans as % of total capital	97.1%		75.9%		49.8%
Total commercial real estate as % of total capital	446.9%		401.6%		334.2%

(1) Loan balances used in calculations and total risk-based capital are for First Financial Bank only. In accordance with regulatory reporting standards, the concentrations of credit are based on loan balances net of LIP and deferred fees and do not include $14.7 million of non-residential owner-occupied properties.

(2) We previously excluded from the construction/land development category "rollover" loans, which are loans that will convert upon completion of the construction period to permanent loans. These loans were classified according to the underlying collateral categories instead of being included in the construction/land development category. In addition we previously classified raw land or buildable lots (where the Company does not intend to finance the construction) as commercial real estate land loans and have now included these loans in the construction/land development category During the quarter ended September 30, 2016, we reclassified $49.3 million of multi-family and $27.9 million of commercial real estate loans, and $2.3 million of one-to-four family residential as construction/land development loans to facilitate the review of the composition of our loan portfolio. Prior periods have been reclassified consistent with this change in presentation.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Dollars in thousands, except per share data)
(Unaudited)

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2016	2016	2016	2015	2015
Performance Ratios:
Return on assets	1.00%	0.60%	0.76%	0.86%	1.01%
Return on equity	6.39	3.41	4.34	4.87	5.50
Dividend payout ratio	27.38	51.81	42.04	36.86	33.33
Equity-to-assets ratio	14.06	16.96	18.01	17.42	17.78
Interest rate spread	3.51	3.49	3.31	3.18	3.22
Net interest margin	3.64	3.63	3.46	3.33	3.38
Average interest-earning assets to average interest-bearing liabilities	117.43	118.96	118.86	119.77	120.33
Efficiency ratio	54.69	68.29	69.88	66.04	66.34
Noninterest expense as a percent of average total assets	2.01%	2.53%	2.41%	2.17%	2.22%
Book value per common share	$12.70	$12.71	$12.52	$12.40	$12.32

Capital Ratios: (1)
Tier 1 leverage ratio	11.37%	12.02%	11.81%	11.61%	11.74%
Common equity tier 1 capital ratio	13.13	14.42	15.55	16.36	16.57
Tier 1 capital ratio	13.13	14.42	15.55	16.36	16.57
Total capital ratio	14.38%	15.67%	16.80%	17.62%	17.83%

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.12%	0.14%	0.14%	0.16%	0.35%
Nonperforming assets as a percent of total assets	0.32	0.34	0.47	0.48	0.68
ALLL as a percent of total loans	1.28	1.30	1.30	1.36	1.48
ALLL as a percent of nonperforming loans	1,025.72	935.30	898.92	872.17	417.70
Net charge-offs (recoveries) to average loans receivable, net	-%	(0.01)%	(0.02)%	(0.03)%	(0.04)%

Allowance for Loan Losses:
ALLL, beginning of the quarter	$10,134	$9,471	$9,463	$10,146	$10,603
Provision (Recapture of provision)	900	600	(100)	(900)	(700)
Charge-offs	(28)	-	(19)	-	(22)
Recoveries	-	63	127	217	265
ALLL, end of the quarter	$11,006	$10,134	$9,471	$9,463	$10,146

(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of LIP.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Dollars in thousands, except per share data)
(Unaudited)

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2016	2016	2016	2015	2015
Yields and Costs:
Yield on loans	4.92%	5.00%	5.15%	5.11%	5.19%
Yield on investments available-for-sale	2.36	2.27	2.10	2.02	1.87
Yield on interest-earning deposits	0.53	0.48	0.52	0.29	0.25
Yield on FHLB stock	2.10	2.89	3.16	3.12	0.91
Yield on interest-earning assets	4.42	4.39	4.25	4.10	4.12%

Cost of deposits	0.95	0.91	0.93	0.91	0.89
Cost of borrowings	0.79	0.89	0.98	0.96	0.95
Cost of interest-bearing liabilities	0.91%	0.90%	0.94%	0.92%	0.90%

Average Balances:
Loans	$804,014	$726,109	$687,102	$673,595	$665,183
Investments available-for-sale	133,258	133,813	130,332	128,781	122,685
Interest-earning deposits	28,275	39,167	88,383	107,201	105,901
FHLB stock	8,483	6,097	6,034	6,224	6,537
Total interest-earning assets	$974,030	$905,186	$911,851	$915,801	$900,306

Deposits	$646,658	$637,781	$644,282	$636,935	$612,697
Borrowings	182,804	123,148	122,884	127,674	135,500
Total interest-bearing liabilities	$829,462	$760,929	$767,166	$764,609	$748,197

Average assets	$1,034,811	$963,188	$970,431	$975,753	$961,786
Average stockholders' equity	$161,690	$169,177	$170,451	$172,478	$176,511